EXHIBIT 10.1 CERTAIN CONFIDENTIAL INFORMATION MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL ASSET PURCHASE AGREEMENT BY AND BETWEEN [***] AND X4 PHARMACEUTICALS, INC. MAY 8, 2024

TABLE OF CONTENTS

		Page
ARTICLE 1	DEFINITIONS	1
1.1	Certain Definitions	1
ARTICLE 2	PURCHASE AND SALE	5
2.1	Purchase and Sale of Purchased Assets	5
2.2	Purchase Price	5
2.3	Title Passage; Delivery of Purchased Assets	5
2.4	Deliveries by Seller	6
2.5	Deliveries by Buyer	6
2.6	Withholding	6
2.7	Transfer Taxes	6
2.8	Indirect Taxes	7
2.9	Apportioned Obligations	7
2.10	Broker Fees	7
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER	8
3.1	Organization, Standing, and Power	8
3.2	Due Authority	8
3.3	No Contravention	8
3.4	No Consents	8
3.5	Title to Purchased Assets	9
3.6	Compliance with Legal Requirements	9
3.7	Legal Proceedings	9
3.8	Governmental Authorizations	9
3.9	Revocation; Use of Purchased Assets	9
3.10	Marketed Product	10
3.11	Brokers	10
3.12	Taxes	10
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	10
4.1	Organization, Standing, and Power	10
4.2	Authority	11
4.3	No Contravention	11
4.4	No Consents	11

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4.5	Brokers	11
4.6	Financing	11
4.7	Notice of Transfer.	11
4.8	Non-Reliance.	11
ARTICLE 5	COVENANTS	12
5.1	Expenses	12
5.2	Further Assurances	12
5.3	Public Announcements	12
5.4	Use of Name	13
5.5	Compliance with Legal Requirements	13
5.6	Marketing	13
5.7	Confidentiality	13
5.8	Disclosure Concerning Use of the Priority Review Voucher	14
ARTICLE 6	INDEMNIFICATION AND LIMITATIONS OF LIABILITY	14
6.1	Indemnification	14
6.2	Notice of Loss; Third Party Claims	15
6.3	Survival	17
6.4	Additional Indemnification Matters	17
6.5	Adjustments	17
6.6	Limitations of Liability	17
6.7	Remedies for Revocation	17
ARTICLE 7	GENERAL PROVISIONS	18
7.1	Notice Requirements	18
7.2	Construction	18
7.3	References	19
7.4	Entire Agreement; Amendments	19
7.5	Assignment	19
7.6	Severability	20
7.7	Governing Law	20
7.8	Submission to Jurisdiction	20
7.9	WAIVER OF JURY TRIAL	20
7.10	Waiver and Non-Exclusion of Remedies	21
7.11	No Benefit to Third Parties	21

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iii 7.12 Counterparts; Execution .............................................................................21 List of Exhibits Exhibit A Approval Letter Exhibit 2.3(b) Form of Seller Cover Letter Exhibit 2.4(a) Form of Bill of Sale Exhibit 2.4(b) Form of Seller PRV Transfer Letter Exhibit 2.5(c) Form of Buyer PRV Transfer Letter

ASSET PURCHASE AGREEMENT This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 8, 2024 (the “Effective Date”) by and between [***] (“Buyer”) and X4 PHARMACEUTICALS, INC., a Delaware corporation (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties.” RECITALS WHEREAS, Seller is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below); WHEREAS, Seller and Buyer each (a) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (b) in furtherance thereof, have adopted and approved this Agreement and, upon the terms and subject to the conditions set forth in this Agreement, have adopted and approved the Asset Purchase as contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below); and WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants, and other agreements as set forth herein in connection with the Asset Purchase contemplated by this Agreement. NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows: ARTICLE 1 DEFINITIONS 1.1 Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated below: (a) “Action” means any claim, audit, examination, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, demand, notice, or proceeding. (b) “Affiliate” means, with respect to any Party, any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Party, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding capital stock, voting securities, or other ownership interest (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person (or, with respect to a limited partnership or other similar entity, its general partner or 1

2 controlling entity) or (ii) has the power, whether pursuant to Contract, ownership of securities or otherwise, to direct the management and policies of such other Person. (c) “Agreement” has the meaning set forth in the Preamble. (d) “Approval Letter” means the NDA 218709 approval letter, dated April 26, 2024, from the FDA to Seller, reflecting the FDA Approval and the grant of the Priority Review Voucher attached hereto as Exhibit A. (e) “Asset Purchase” has the meaning set forth in the Recitals. (f) “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York, United States. (g) “Buyer” has the meaning set forth in the Preamble. (h) “Confidential Information” means [***]. (i) “Confidentiality Agreement” means that certain confidentiality agreement by and between [***] and Seller, dated [***]. (j) “Consent” means any and all filings, authorizations, consents, approvals, notices, permits, orders, registrations, or declarations. (k) “Contract” means any written or oral legally binding contract, agreement, instrument, commitment, or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, and purchase orders). (l) “Effective Date” has the meaning set forth in the Preamble. (m) “Encumbrance” means any lien, pledge, charge, mortgage, owner’s mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, leasehold interest, security interest, encumbrance, adverse claim, interference, or other restriction on transfer, ownership, or use. (n) “FDA” means the U.S. Food and Drug Administration. (o) “FDA Approval” means the marketing authorization for XOLREMDITM (mavorixafor) capsules issued by the FDA to Seller effective on April 26, 2024, relating to NDA 218709, which was submitted under Section 505(b) of the FFDCA. (p) “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto). (q) “Fundamental Breach Event” has the meaning set forth in Section 6.7.

3 (r) “Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization; Standing and Power), Section 3.2 (Due Authority), Section 3.3 (No Contravention), Section 3.5 (Title to Purchased Assets), Section 3.6 (Compliance with Legal Requirements), Section 3.9 (Revocation; Use of Purchased Assets), Section 3.10 (Marketed Product), Section 3.11 (Brokers) and Section 3.12 (Taxes). (s) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission, or other governmental official, authority, or instrumentality, in each case, whether domestic or foreign, any stock exchange or similar self-regulatory organization, or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative, or other governmental or quasi-governmental authority. (t) “Indemnified Party” means any of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable. (u) “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE 6. (v) “Indirect Taxes” has the meaning set forth in Section 2.8. (w) “Judgment” means any orders, writs, injunctions, awards, judgments, settlements, stipulations, determinations, and decrees entered by or with any Governmental Entity. (x) “Knowledge” means, with respect to Seller, the actual knowledge of the facts and information of any director, officer, or member of senior management, of Seller who would reasonably be expected to know such information due to the nature of such person’s positions or duties, after performing a reasonable inquiry with respect to such facts and information. (y) “Law” means any federal, state, foreign, local, municipal, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity. (z) “Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to Seller or its Affiliates, any responsibilities, requirements, parameters and conditions relating to the Priority Review Voucher set forth in (i) the Approval Letter, (ii) any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher, (iii) Section 529 of the FFDCA (21 U.S.C. § 360ff), or (iv) in the FDA’s Draft Guidance, “Rare Pediatric Disease Priority Review Vouchers —Guidance for Industry” (July 2019). (aa) “Liabilities” means [***].

4 (bb) “Losses” means [***]. (cc) “Market,” “Marketed” or “Marketing” means to market a drug as described in Section 529(e)(1) of the FFDCA. (dd) “Marketing Period” has the meaning set forth in Section 3.10. (ee) “Marketing Requirement” has the meaning set forth in Section 5.6. (ff) “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization, or Governmental Entity. (gg) “PHSA” means the United States Public Health Service Act, 42 U.S.C. § 201 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto). (hh) “Priority Review” has the meaning given in Section 529(a)(1) of the FFDCA. (ii) "Priority Review Fee” has the meaning given is Section 529(c) of the FFDCA. (jj) “Priority Review Voucher” means the priority review voucher issued by the Secretary of the Department of Health and Human Services pursuant to Section 529(b)(1) of the FFDCA to Seller and assigned tracking number PRV NDA 218709 that entitles the holder of such voucher to Priority Review of a single human drug application submitted under Section 505(b)(1) of the FFDCA or section 351(a) of the PHSA. (kk) “Purchased Assets” means (i) the Priority Review Voucher and (ii) any and all rights, benefits and entitlements with respect thereto afforded to the holder of such Priority Review Voucher. (ll) “Rare Pediatric Disease” means rare pediatric disease as defined in Section 529(a)(3) of the FFDCA. (mm) “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person. (nn) “SEC” has the meeting set forth in Section 5.3. (oo) “Tax” or “Taxes” means [***]. (pp) “Third Party” means any Person other than a Party and such Party’s Affiliates.

5 (qq) “Transfer Taxes” has the meaning set forth in Section 2.7. (rr) “Unstated Indirect Taxes” has the meaning set forth in Section 2.8. (ss) “U.S.” means United States of America. Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement. ARTICLE 2 PURCHASE AND SALE 2.1 Purchase and Sale of Purchased Assets. (a) Upon the terms and subject to the conditions of this Agreement, Buyer hereby purchases from Seller and Seller, on behalf of itself and its Affiliates, hereby irrevocably sells, transfers, conveys, assigns, and delivers to Buyer all of Seller’s and its Affiliates’ rights, title, and interests in and to the Purchased Assets free and clear of all Encumbrances. Seller shall perform all actions necessary to facilitate the transfer of the Purchased Assets to Buyer. (b) Notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall assume, nor shall Buyer or any of its Affiliates be liable for, or otherwise be obligated to pay, perform, or discharge, any Liabilities of Seller or its Affiliates, including any Liabilities arising from or related to Seller’s ownership prior to the Effective Date of any rights with respect to the Purchased Assets (other than obligations that are imposed generally by applicable Legal Requirements solely on the holder of the Priority Review Voucher in respect of its use or transfer following the sale thereof pursuant to this Agreement, including the Priority Review Fee and any other user fees required to be paid to redeem the Priority Review Voucher) (such Liabilities, the “Excluded Liabilities”). 2.2 Purchase Price. The total consideration to be paid by Buyer for all of the Purchased Assets shall be ONE HUNDRED AND FIVE MILLION U.S. DOLLARS (U.S. $105,000,000.00) (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller by 5:00 pm ET on the Effective Date in United States dollars by wire transfer of immediately available funds to the following bank account of Seller: Bank Name: [***]. Bank Address: [***] ABA: [***]Account Number: [***] 2.3 Title Passage; Delivery of Purchased Assets. (a) Title Passage. Upon the execution of this Agreement, all of the rights, title, and interests in and to the Purchased Assets shall pass to Buyer free and clear of all Encumbrances. (b) Method of Delivery of Assets. Within three (3) Business Days following the Effective Date, Seller shall submit, or cause to be submitted, to the FDA the separate notifications referred to in Section 2.4(b) and Section 2.5(c), respectively, as a submission to NDA 218709 through the FDA’s Electronic Submissions Gateway under the cover letter in the form attached as Exhibit 2.3(b). Seller shall provide to Buyer, within two (2) Business Days following their submission to the FDA, confirmation from the FDA of successful submission and a complete copy of such submission. (c) Filings; Notifications. Buyer and Seller agree to cooperate and assist each other with respect to all filings and notifications to the FDA related to the transfer and assignment of the Purchased Assets. 2.4 Deliveries by Seller. Upon the execution of this Agreement, Seller shall deliver, or cause to be delivered, to Buyer the following: (a) a duly executed counterpart of the Bill of Sale substantially in the form attached hereto as Exhibit 2.4(a); (b) a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by, or on behalf of, Seller pursuant to Section 2.3(b), which notification shall be in the form of Exhibit 2.4(b) or such other form as the FDA may require as of the Effective Date; and (c) a properly completed, validly executed, true and correct Internal Revenue Service Form W-9 certifying that Seller is not subject to backup withholding for United States federal income tax purposes. 2.5 Deliveries by Buyer. Upon the execution of this Agreement, Buyer shall deliver, or cause to be delivered, to Seller the following: (a) payment of the Purchase Price in accordance with Section 2.2; (b) a duly executed counterpart of the Bill of Sale substantially in the form attached hereto as Exhibit 2.4(a); and (c) a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA by, or on behalf of, Seller pursuant to Section 2.3(b), which notification shall be in the form of Exhibit 2.5(c) or such other form as the FDA may require as of the Effective Date. 2.6 Withholding. Buyer shall be entitled to deduct and withhold from any payments contemplated by this Agreement to be paid by Buyer to any Person the amounts Buyer is required to deduct and withhold pursuant to applicable Law. Amounts so withheld and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. 2.7 Transfer Taxes. Notwithstanding any other provision in this Agreement to the contrary, any transfer Taxes, documentary charges, recording fees, and similar Taxes, charges, or fees (including any penalties, interest and additions thereto) that may become payable by either Party or its Affiliates in connection with the sale of the Purchased Assets to Buyer (collectively, “Transfer Taxes”) shall be economically borne by Seller. Any Transfer Tax shall be paid to the 6 applicable Governmental Entity by the Party that is primarily liable for payment of such Tax under applicable Law. Seller shall promptly reimburse Buyer for any Transfer Taxes paid by Buyer in accordance with this Section 2.7. Any such payment by Seller to Buyer pursuant to this Section 2.7 shall be treated as a reduction of and adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law. Buyer and Seller shall reasonably cooperate in preparing and timely filing any Tax returns required to be filed in respect of any Transfer Taxes. Buyer shall use commercially reasonable efforts to assist Seller in mitigating, reducing or eliminating any Transfer Tax. For the avoidance of doubt, Transfer Taxes exclude any Indirect Taxes. 2.8 Indirect Taxes. All amounts mentioned in this Agreement are exclusive of any value added, goods and services, sales, use and similar Taxes (“Indirect Taxes”). Seller shall issue all invoices in full compliance with the Indirect Tax laws and regulations applicable at Seller’s place of business or in any other jurisdiction where any of the transactions contemplated by this Agreement are executed, or deemed to be executed according to local Law, with respect to any Indirect Taxes. If any Indirect Taxes are due based on local Law, Seller will be allowed to add the amount of Indirect Taxes to the amounts mentioned in this Agreement and invoice the net amount plus the applicable Indirect Taxes; provided that, if any applicable Indirect Taxes are not separately stated on any invoice (the “Unstated Indirect Taxes”), then Seller shall be responsible for any interest, penalties, additions to or increases of the applicable Indirect Taxes due hereunder that are attributable to such Unstated Indirect Taxes. The Parties shall issue invoices for all amounts payable under this Agreement consistent with all Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If Seller is required to pay any Indirect Taxes, Seller shall provide Buyer with evidence that such Indirect Taxes have been paid, and Buyer shall reimburse Seller for such Indirect Taxes (other than any interest, penalties and addition to or increases of the applicable Unstated Indirect Taxes that are borne by Seller pursuant to this Section 2.8). Buyer and Seller shall reasonably cooperate in preparing and timely filing any tax returns required to be filed in respect of any Indirect Taxes. Seller shall use commercially reasonable efforts to assist Buyer in mitigating, reducing or eliminating any Indirect Taxes, including but not limited to cooperating with Buyer in providing any information or documentation that may be necessary to obtain such mitigation, reduction or elimination. 2.9 Apportioned Obligations. All ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Effective Date shall be apportioned between Seller and Buyer on a per diem basis. Seller shall be liable for the proportionate amount of such ad valorem obligations that is attributable to the portion of such taxable period ending at the end of the Effective Date, and Buyer shall be liable for the remainder of such obligations. 2.10 Broker Fees. Notwithstanding any other provision in this Agreement to the contrary, Seller shall bear and pay any and all fees and expenses that may become payable by either Party or its Affiliates in connection with any arrangement made by Seller or its Affiliates with any broker, finder or investment banker in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement. 7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER Seller hereby represents and warrants to Buyer, as of the Effective Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date) as follows: 3.1 Organization, Standing, and Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Seller has the requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Purchased Assets, Seller’s ability to consummate the transactions contemplated by this Agreement, or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Effective Date. Seller is not in violation of its organizational documents, as amended to date. 3.2 Due Authority. Seller has all requisite corporate power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief, and other equitable remedies (whether considered in an action at Law or in equity). 3.3 No Contravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not (a) result in the creation of any Encumbrance on the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation, or acceleration of any obligation or loss of any benefit under, or (except for the letters referenced in Section 2.3(b)) require any consent, approval, or waiver from any Person pursuant to, (i) any provision of the organizational or governing documents of Seller, in each case as amended to date, (ii) the Priority Review Voucher, the Approval Letter or any Contract to which Seller or any Affiliate of Seller is a party or bound which involves or affects in any way any of the Purchased Assets, or (iii) any Legal Requirements applicable to Seller or any Affiliate of Seller or any of the Purchased Assets. 3.4 No Consents. Except for the letters referenced in Section 2.3(b), no Consent of a Governmental Entity or any other Person is necessary or required in connection with the execution, delivery and performance by Seller of this Agreement, and the consummation by Seller or its Affiliates of the transactions contemplated hereby. 8

3.5 Title to Purchased Assets. Seller is the sole and exclusive owner of all rights, title, and interests in and to the Purchased Assets and owns good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets. Neither Seller nor any of its Affiliates has sold, transferred, conveyed, assigned, or delivered any Purchased Assets, or offered to do so, to any Person, and Seller has the full and sole right to sell, transfer, convey, assign, and deliver the Purchased Assets to Buyer free and clear of all Encumbrances. 3.6 Compliance with Legal Requirements. Seller and its Affiliates are, and at all times have been, in compliance with all Legal Requirements that are or were applicable to (a) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Purchased Assets or (b) any of the Purchased Assets. None of Seller or any of its Affiliates has received any notice or other communication from any Person regarding any actual or alleged, possible, or potential violation of, or failure to comply with, any such Legal Requirement. Since the [***]period prior to the Effective Date and as it relates to the FDA Approval, the Approval Letter, the Priority Review Voucher or the activities giving rise to such FDA Approval, the Approval Letter or the Priority Review Voucher, neither Seller, any Affiliate of Seller, nor to the Knowledge of Seller, any representative of Seller or any Affiliate of Seller, has made an untrue statement of material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact or a fraudulent statement to the FDA or any other Governmental Entity or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to revoke the Priority Review Voucher or invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy. 3.7 Legal Proceedings. There is no pending or, to the Seller’s Knowledge, threatened Action involving Seller or any of its Affiliates, nor has there been any Action involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates are a party or subject to the provisions of any Judgment, in each case, (a) that involves or affects (or may involve or affect) the issuance of, continued validity of, ownership of, transfer or license of, title to, or use of any of the Purchased Assets, including any such Action or Judgment that seeks to prohibit or limit in any respect, or place any conditions on, the ownership or use by Buyer or its Affiliates of any of the Purchased Assets, in each case, as a result of the transactions contemplated by this Agreement, or (b) that otherwise challenges or seeks to restrain, prohibit, prevent, enjoin, alter, or delay the consummation of the transactions contemplated by this Agreement. 3.8 Governmental Authorizations. Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use, or transfer the Purchased Assets, other than such licenses, registrations, or permits that have already been obtained. 3.9 Revocation; Use of Purchased Assets. The Priority Review Voucher has been duly granted and issued and has not been revoked, and there are no facts or circumstances that would reasonably be expected to result in the revocation of the Priority Review Voucher by a Governmental Entity, give rise to a right of the FDA to revoke the Priority Review Voucher, or result in the redemption or transfer of the Priority Review Voucher (other than pursuant to the 9 transactions contemplated by this Agreement), or that would reasonably be expected to preclude or interfere with the sale and transfer of the Purchased Assets to Buyer or Buyer’s use of the Purchased Assets following the Effective Date to obtain Priority Review or any other benefits associated with the Purchased Assets. Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party that involves or affects the ownership of, licensing of, title to, sale or other transfer of, or use of any of the Purchased Assets. There is no term or condition imposed by the FDA as of the date hereof on the Priority Review Voucher that is not set forth in the Approval Letter or provided for under applicable Law. Seller has provided to Buyer true and complete copies of the Approval Letter and all other material written correspondence between Seller or any of its Affiliates and the FDA regarding the Priority Review Voucher, in each case, (a) with such redactions to any portion of the Approval Letter and such other material written correspondence that is not relevant to the Priority Review Voucher and (b) including any and all corrections with respect thereto. Neither Seller nor any of its Affiliates has notified the FDA, or permitted any Third Party to notify the FDA, of intent to use the Priority Review Voucher. 3.10 Marketed Product. Seller and its Affiliates have commenced, will commence, or Seller shall cause its Affiliates to commence, Marketing in the United States of the Rare Pediatric Disease product for which the Priority Review Voucher was awarded [***] period beginning on the date of the FDA Approval of such Rare Pediatric Disease product (such period, the “Marketing Period”). 3.11 Brokers. No Broker, finder, or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates. 3.12 Taxes. Seller and its Affiliates have timely paid any amount of Tax required to be paid on or prior to the date hereof, if a failure to pay such Tax would result in a lien on any of the Purchased Assets. There are no liens on account of Taxes on the Purchased Assets and no material audits, controversies or claims by a Governmental Entity pending or threatened against Seller with respect to Taxes relating to the Purchased Assets. ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER Buyer hereby represents and warrants to Seller as of the Effective Date as follows: 4.1 Organization, Standing, and Power. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware. Buyer has the requisite power and authority to own, operate, and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement. 10

4.2 Authority. Buyer has all requisite power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery, and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly and validly approved and authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered in an action at Law or in equity). 4.3 No Contravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby (including the transfer of title to, ownership in, and possession of the Purchased Assets) will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, or acceleration of any obligation or loss of any benefit under, (except for the letters referenced in Section 2.3(b)) or require any consent, approval, or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract to which Buyer or any Affiliate of Buyer is a party or bound by or by which it or its assets or properties are bound or under which Buyer or any Affiliate of Buyer has material rights or benefits or is bound which involves in any way the transactions contemplated in this Agreement, or (c) any Legal Requirements applicable to Buyer. 4.4 No Consents. Except for the letters referenced in Section 2.3(b), no Consent of any Governmental Entity or any other Person is necessary or required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby. 4.5 Brokers. No broker, finder, or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates. 4.6 Financing. Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Purchase Price. 4.7 Notice of Transfer. Buyer acknowledges that it is responsible for notifying the FDA of the transfer of the Purchased Assets and the delivery to the FDA of the letters referenced in Section 2.3(b), in accordance with the requirements of Section 529(b)(2)(B) of the FFDCA and as further described in the FDA’s Draft Guidance, “Rare Pediatric Disease Priority Review Vouchers —Guidance for Industry” (July 2019). 4.8 Non-Reliance. Neither Seller nor any of its Affiliates nor any of its Representatives makes, or has made any representation or warranty, oral or written, express or implied, as to the 11 accuracy or completeness of any information concerning the Purchased Assets contained herein or made available in connection with Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement, and Seller, its Affiliates and their Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to the merchantability or fitness for a particular purpose), made by Seller, any of its Affiliates or any of their Representatives, except as expressly set forth in Article III. ARTICLE 5 COVENANTS 5.1 Expenses. Whether or not the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the purchase and sale of the Purchased Assets, this Agreement, and the transactions contemplated hereby. 5.2 Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall, at no expense to the other Party, (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review. The Parties agree that the user fees to be paid in connection with the use of the Priority Review Voucher by Buyer or any subsequent transferee of the Priority Review Voucher, and all other user fees under the FFDCA applicable to the human drug application for which the Priority Review Voucher is redeemed, shall be borne exclusively by Buyer or any such subsequent transferee of the Priority Review Voucher. In any such event, Seller shall have no liability or obligation for any such fees. 5.3 Public Announcements. Notwithstanding anything in this Agreement to the contrary, except as may be required by applicable Law or as may be required to comply with the requirements of any applicable stock exchange or any Governmental Entity, including the U.S. Securities and Exchange Commission (the “SEC”), neither Party shall (a) disclose the existence or terms of this Agreement (other than disclosures to Representatives on a need-to-know basis and who are bound by confidentiality terms substantially no less stringent than the terms of this Agreement) or (b) issue any press release, publication, or other public announcement relating to this Agreement, the performance of this Agreement, or that otherwise identifies the other Party as a party to this Agreement, in each case, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. To the extent practicable, the disclosing Party shall give at least [***]advance notice of any legally required disclosure to the non-disclosing Party, and the non-disclosing Party may provide any comments on the proposed legally required disclosure during the foregoing time period; provided that such disclosing Party shall be under no obligation to accept any such comments provided by the non-disclosing Party 12 but shall consider all such comments in good faith. The Parties acknowledge that Seller may be obligated to file a copy of this Agreement with the SEC. Without limiting the foregoing, Seller shall provide Buyer with a reasonable opportunity to review the proposed filing and, if requested by Buyer, Seller shall request, and use reasonable efforts to obtain, confidential treatment of this Agreement pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, and the Freedom of Information Act and the rules promulgated thereunder to permit the filing of a redacted exhibit; provided that Buyer acknowledges that there is no assurance that such redactions will be permitted by the SEC and the SEC may require filing of the Agreement in full. 5.4 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing, and promotional material, or other form of publicity or filing that is publicly available without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed; provided that such disclosing Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***]prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. 5.5 Compliance with Legal Requirements. Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to the Rare Pediatric Disease product for which the Priority Review Voucher was awarded to, comply in all material respects at all times with all Legal Requirements applicable to such Persons (as the sponsor of such Rare Pediatric Disease product and the initial recipient and owner of the Priority Review Voucher, as applicable), in any case relating to the Purchased Assets, and comply with any and all Legal Requirements applicable to such Persons that would impact the validity, maintenance, use, or transfer of the Priority Review Voucher, or that would reasonably be expected to result in the revocation of the Priority Review Voucher if such Legal Requirements were not complied with. Seller shall promptly forward to Buyer any communications or notices it or its Affiliates receive from any Governmental Entity to the extent relating directly or indirectly to or otherwise materially impacting the Purchased Assets; provided, that Seller may redact any portion of such written communications or other notices that is not relevant to the Priority Review Voucher. 5.6 Marketing. Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to, within the Marketing Period, Market in the United States the Rare Pediatric Disease product for which the Priority Review Voucher was awarded under applicable Legal Requirements to preclude the FDA from exercising its authority to revoke the Priority Review Voucher pursuant to Section 529(e)(1) of the FFDCA (the “Marketing Requirement”). Promptly following any request in writing by Buyer, Seller shall notify Buyer in writing as to whether the Marketing Requirement has been satisfied. 5.7 Confidentiality. (a) With respect to Confidential Information received by any Party, such Party shall (i) keep such Confidential Information confidential, (ii) not use such Confidential 13

Information for any reason other than to carry out the intent and purpose of this Agreement, and (iii) not disclose such Confidential Information to any Person, except in each case, as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party. (b) A Party may disclose Confidential Information only to its Representatives on a need-to-know basis and shall (i) enforce the terms of this Section 5.8 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 5.8 and (iii) be responsible and liable for any breach of this Section 5.8 by it or its Representatives. (c) If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 5.8, such Party shall provide the disclosing Party with prompt written notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 5.8. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. For the avoidance of doubt, this Section 5.8(c) does not apply to those disclosures concerning this Agreement to which Section 5.3 applies. (d) Nothing herein shall prohibit or otherwise restrict the disclosure of any Confidential Information by or on behalf of Buyer or its Affiliates to the FDA or other Governmental Entity to the extent required by the FDA or such other Governmental Entity to enable the use or transfer of the Priority Review Voucher; provided, that Buyer, its Affiliates and their respective Representatives shall use commercially reasonable efforts to obtain confidential treatment for any such disclosures. 5.8 Disclosure Concerning Use of the Priority Review Voucher. In the event that Buyer or any of its Affiliates uses (or notifies the FDA of its intent to use) the Priority Review Voucher in connection with a human drug application, Buyer or such Affiliate may, in any press release, public announcement or other disclosure relating to its filing (or proposed filing) of the relevant human drug application, disclose that the Priority Review Voucher acquired from Seller has been used (or is intended to be used) in connection with such human drug application. ARTICLE 6 INDEMNIFICATION AND LIMITATIONS OF LIABILITY 6.1 Indemnification. (a) Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective directors, officers, employees, partners, members, agents, Representatives, successors, and assigns (each, a “Buyer Indemnified Party”) for, from and against any and all Losses, whether or not arising from, relating to, or otherwise in connection with a claim of a Third Party (each, a “Third Party Claim”), which any Buyer 14

15 Indemnified Party may suffer, incur, sustain, or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of or inaccuracy in any representations and warranties of Seller made under this Agreement or any certificate or document delivered hereunder; (ii) any breach of or failure to perform any covenants or obligations of Seller made under this Agreement or any certificate or document delivered hereunder; (iii) Seller’s grossly negligent acts, omissions or misrepresentations or willful misconduct, in each case, in connection with this Agreement; (iv) any and all Excluded Liabilities, and (v) any Fundamental Breach Event. (b) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and its and their respective directors, officers, employees, agents, Representatives, successors, and assigns (each, a “Seller Indemnified Party”) from and against any and all Losses, whether or not arising from, relating to or otherwise in connection with a Third Party Claim, which any Seller Indemnified Party may suffer, incur, sustain, or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of or inaccuracy in any representations and warranties of Buyer made under this Agreement or any certificate or document delivered hereunder; (ii) any breach of or failure to perform any covenants or obligations of Buyer made under this Agreement or any certificate or document delivered hereunder; and (iii) Buyer’s grossly negligent acts, omissions or misrepresentations or willful misconduct, in each case, in connection with this Agreement. 6.2 Notice of Loss; Third Party Claims. (a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Indemnifying Party. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based and an estimate, if possible, of the amount of Losses suffered or reasonably expected to be suffered by the Indemnified Party; provided that the failure to give such notification or any deficiency in such notification will not relieve such Indemnifying Party from any obligation under this ARTICLE 6, except (i) to the extent such failure to give such notification or such deficiency in such notification actually and materially prejudices such Indemnifying Party or (ii) as provided in Section 6.3. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice that the Indemnifying Party affirmatively accepts liability in the specified amount for the indemnity claimed by the Indemnified Party under Section 6.1(a) or Section 6.1(b), as applicable, such indemnity claim specified by the Indemnified Party in such notice shall be deemed not accepted by the Indemnifying Party, in which case, the Indemnified Party may pursue its right to indemnification with respect to such indemnity claim under this ARTICLE 6 in accordance with the terms hereof. (b) In the event of any instituted or asserted Third Party Claim against an Indemnified Party, the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by the provisions of Section 6.1(a) or Section 6.1(b), as applicable, to be forwarded to the Indemnifying Party. The failure to give such notification or any deficiency in such notification will not relieve such Indemnifying Party from any obligation under this ARTICLE 6, except (i) to the extent such failure to give such notification or such deficiency in such notification actually and materially prejudices such Indemnifying Party or (ii) as provided in Section 6.3. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, subject to the provisions below; provided, however, that the Indemnifying Party may not assume control of defense to (or, following such assumption of control in accordance herewith, may not continue to control such defense of, as applicable) a Third Party Claim (i) unless it covenants to the Indemnified Party in writing within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party to indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses that the Indemnified Party may suffer resulting from or arising out of the Third Party Claim (subject, however, to the limitations set forth in Section 6.6), (ii) in which equitable relief other than monetary damages is sought, (iii) if such Third Party Claim is brought by a Governmental Entity or is otherwise related to or arises in connection with any FDA, Tax or criminal or regulatory enforcement matter, (iv) if the Indemnified Party has been advised in writing by outside counsel that a legal conflict or potential legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, (v) if settlement of, an adverse Judgment with respect to, or conduct of the defense of the Third Party Claim by the Indemnifying Party is, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s or its Affiliates’ reputation or continuing business interests (including its relationships with current or potential customers, licensors, distributors, suppliers, or other parties material to the conduct of its business), or (vi) the Indemnifying Party fails to diligently and vigorously and in good faith conduct the defense of the Third Party Claim. (c) If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder, or is not permitted to assume the defense (or, following such assumption of the defense in accordance herewith, is not permitted to continue to control such defense, as applicable) of a Third Party Claim pursuant to the proviso to the third sentence of Section 6.2(b), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below. If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the written opinion of outside counsel to the Indemnified Party a legal conflict or potential legal conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Parties agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 6.2 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any Judgment unless (A) the claimant provides to the Indemnified Party a full, general and unqualified release of the Indemnified Parties and their respective Affiliates and Representatives from all liability in respect of such Third Party Claim, (B) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates or Representatives, (C) such settlement does not create an Encumbrance upon any of the assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (D) such 16 settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates or Representatives. 6.3 Survival. The representations and warranties of Seller and Buyer under this Agreement, and liability for the breach thereof, shall survive the Effective Date and shall remain in full force and effect for a period of two (2) years following the Effective Date; provided, however, that all covenants (including Section 5.6), the Fundamental Representations and any claims for fraud shall survive the Effective Date and shall remain in full force and effect until the later of (a) [***]following the Effective Date and (b) the expiration of the applicable statute of limitations. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in this Section 6.3. Notwithstanding the foregoing, if written notice of a claim has been given in the manner required by Section 6.2 prior to the expiration of the applicable survival period by the Party seeking indemnification for such claim, then the relevant covenants, representations and warranties of the other Party shall survive as to such claim until such claim has been finally resolved pursuant to this ARTICLE 6. 6.4 Additional Indemnification Matters. The right of indemnification provided under this ARTICLE 6 shall not be affected by any knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Date, with respect to the accuracy or inaccuracy of, or compliance or noncompliance with, any representation, warranty, covenant, or agreement contained herein. 6.5 Adjustments. Any amount paid under this ARTICLE 6 shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law. 6.6 Limitations of Liability. (a) Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 6.6(b) and Section 6.7), (i) each Party’s maximum aggregate liability to the other Party arising out of or in any way related to this Agreement (including pursuant to this ARTICLE 6) shall not exceed an amount equal to the Purchase Price and (ii) except to the extent actually awarded against a Buyer or Seller Indemnified Party pursuant to a Judgment with respect to a Third Party Claim and except for a Party’s fraud, then, in each case of this clause (ii), no Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement and, in particular, no “multiple of profits” or “multiple of cash flow” or other valuation methodology will be used in calculating the amount of any Losses, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise. (b) Nothing in Section 6.6(a) shall operate to limit or exclude in any way Seller’s liability for any and all Excluded Liabilities. 6.7 Remedies for Revocation. Notwithstanding anything in this Agreement to the contrary, but without limiting any of Buyer’s rights and remedies under this Agreement, if the FDA revokes or otherwise invalidates any of the Purchased Assets for Seller’s failure to Market 17 the Rare Pediatric Disease product for which the Priority Review Voucher was awarded within the Marketing Period (a “Fundamental Breach Event”), Seller shall promptly, and in any event not later than seven (7) days after the occurrence of such Fundamental Breach Event, pay Buyer an amount equal to the Purchase Price. ARTICLE 7 GENERAL PROVISIONS 7.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, (b) sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 7.1 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 7.1, or (c) sent via email. Such notice shall be deemed to have been given (i) as of the date delivered by hand, (ii) on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, or (iii) on the first Business Day following successful transmission via email. If to Buyer, to: [***] with a copy (which shall not constitute notice) to: [***] If to Seller to: Seller X4 Pharmaceuticals, Inc. 61 North Beacon Street, 4th Floor Boston, MA 02134 Attn: Paula Ragan, Ph.D. and Adam Mostafa Email: paula.rogen@x4pharma.com and adam.mostafa@x4pharma.com with a copy (which shall not constitute notice) to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02110 Attention: William D. Collins, Esq. and Gabriela Morales-Rivera, Esq. Email: wcollins@goodwinlaw.com and gmoralesrivera@goodwinlaw.com 7.2 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable 18 to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The words “will” and “shall” have the same meaning. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. 7.3 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto. 7.4 Entire Agreement; Amendments. This Agreement, the documents, Exhibits, and Schedules referred to herein, and the Confidentiality Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized Representatives of both Parties. 7.5 Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that (a) either Party may make such a sale, transfer, assignment, delegation, pledge or other disposal without the other Party’s consent to any of its Affiliates and (b) Buyer may make such a sale, transfer, assignment, delegation, pledge or disposal, in whole or in part, without Seller’s consent, to any purchaser, transferee, or assignee of the Purchased Assets. With respect to any permitted assignment, the assigning Party shall remain responsible for the performance by such permitted assignee of the assigning Party’s duties and obligations hereunder. Any attempted sale, transfer, assignment, delegation, pledge or other disposal in violation of this Section 7.5 shall be null and void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Buyer or Seller, as the case may be. 19

7.6 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable Law, each Party hereby waives any provision of Law that would render any provision hereof illegal, invalid, or unenforceable in any respect. 7.7 Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of Delaware, United States, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. 7.8 Submission to Jurisdiction. Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by such Party or its successors or assigns shall be brought and determined in any Delaware state or federal court, and each Party hereby irrevocably (a) submits to the exclusive jurisdiction of the United States District Court in Wilmington, Delaware (or if such court does not have subject matter jurisdiction, a State Court of the State of Delaware located in Wilmington, Delaware) with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and (b) agrees that service of any court paper may be made in the manner provided for in Section 7.1 or such other manner as may be provided under applicable Laws or court rules governing service of process. Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. 7.9 WAIVER OF JURY TRIAL. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT 20

CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. 7.10 Waiver and Non-Exclusion of Remedies. (a) Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise, and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein. (b) The Parties agree that irreparable harm would occur in the event that the transactions contemplated hereby are not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements, or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non- breaching Party will be entitled to seek an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements, and obligations under this Agreement. Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required. 7.11 No Benefit to Third Parties. Except as provided in ARTICLE 6, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons. 7.12 Counterparts; Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures. [SIGNATURE PAGE FOLLOWS] 21

[Signature Page to Asset Purchase Agreement] IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above. BUYER [***] By: /s/ [***] Name: [***] Title: [***]

[Signature Page to Asset Purchase Agreement] IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above. SELLER X4 PHARMACEUTICALS, INC. By: /s/ Adam Mostafa Name: Adam Mostafa Title: Chief Financial Officer

Exhibit A Approval Letter

Transfer of Priority Review Voucher Exhibit 2.3(b) Form of Seller Cover Letter [X4 Pharmaceuticals, Inc. Letterhead] May 8, 2024 [***] [***] Re: Xolremdi (mavorixafor) capsules NDA 218709, SN:[●] Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 218709 Dear [***]: Reference is made to the New Drug Application (NDA) 218709 approval letter dated April 26, 2024 (the “Approval Letter”) (Ref ID: 5371673) reflecting the grant of the Rare Pediatric Disease Priority Review Voucher PRV NDA 218709 (the “Voucher”) to X4 Pharmaceuticals, Inc. (“X4”) in connection with the U.S. Food and Drug Administration’s (“FDA’s”) approval of NDA 218709 for XOLREMDITM (mavorixafor) capsules. Please be advised that, effective as of May 8, 2024, X4 has transferred complete ownership of the Voucher to [***], and [***] has legally accepted complete ownership of the Voucher from X4. X4 and [***] have exchanged letters acknowledging the transfer, copies of which are enclosed herein. If you have any questions or need clarification regarding this submission, please do not hesitate to contact me using the following information: Email: [***] Office/Cell: [***] Sincerely, [***]

Exhibit 2.4(a) Form of Bill of Sale BILL OF SALE This BILL OF SALE (the “Bill of Sale”) is made and entered into as of May 8, 2024, by and between [***] (“Buyer”) and X4 Pharmaceuticals, Inc., a Delaware corporation (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”. Reference is made to that certain Asset Purchase Agreement, dated as of May 8, 2024, by and between the Parties (the “Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement. WHEREAS, the Parties have entered into the Purchase Agreement, pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, upon the terms and conditions set forth in the Purchase Agreement, all right, title, and interest of Seller in and to the Purchased Assets. NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained and the representations, warranties, and covenants contained in the Purchase Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as follows: 1. Effective Time. This Bill of Sale shall be effective as of the Effective Date. 2. Transfer of the Purchased Assets. Effective as of the Effective Date, pursuant to the terms and subject to the conditions of the Purchase Agreement, Seller (on behalf of itself and its Affiliates) hereby irrevocably sells, assigns, transfers, conveys and delivers to Buyer and its successors and its assigns, and Buyer hereby does purchase from Seller, all of Seller’s and its Affiliates’ right, title and interest in and to the Purchased Assets (including the Priority Review Voucher), in each case free and clear of all Encumbrances. 3. Binding Effect; Amendments. This Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective legal representatives, successors and permitted assigns. Neither this Bill of Sale, nor any term or provision hereof, may be amended, modified, superseded, or cancelled except by an instrument in writing signed by each Party hereto. 4. Governing Law. This Bill of Sale or the performance, enforcement, breach or termination hereof shall be interpreted, and governed by the rules set forth in Sections 7.7, 7.8, and 7.9 of the Purchase Agreement. In the event of any conflict between the terms of this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control. 5. Counterparts. This Bill of Sale may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Bill of Sale may be executed by electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

[Signature Page to Bill of Sale] IN WITNESS WHEREOF, each of Buyer and Seller has caused this Bill of Sale to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above. BUYER [***] By: Name: [***] Title: [***] SELLER X4 PHARMACEUTICALS, INC. By: Name: [***] Title: [***]

Exhibit 2.4(b) Form of Seller PRV Transfer Letter [X4 Pharmaceuticals, Inc. Letterhead] May 8, 2024 [***] Re: NDA 218709 – Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 218709 (the “Voucher”) Dear Sir or Madam: Reference is made to the above-referenced NDA approval letter dated April 26, 2024 reflecting the grant of the Voucher to X4 Pharmaceuticals, Inc. (“Seller”) in connection with the U.S. Food and Drug Administration’s (“FDA’s”) approval of New Drug Application Number 218709 for XOLREMDITM (mavorixafor) capsules. Further, reference is made to that certain Asset Purchase Agreement, dated May 8, 2024 (the “Agreement”) by and between [***] (“Buyer”) and Seller. Pursuant to the Agreement, Seller has sold, transferred, assigned, conveyed and delivered the Voucher to Buyer, effective as of May 8, 2024 (the “Effective Date”), and Buyer has accepted complete ownership of the Voucher. This transfer is free and clear of all liens and provides Buyer with all of Seller’s right, title, and interest in, to, and under the Voucher. This letter acknowledges that Seller has irrevocably transferred ownership of the Voucher to Buyer, effective as of the Effective Date, and Buyer has legally accepted complete ownership of the Voucher from Seller. This letter of transfer will be presented to the FDA by, or on behalf of, Buyer as evidence that Seller has transferred the Voucher to Buyer. Together with the acknowledgment of transfer letter from Buyer to Seller dated May 8, 2024, these letters serve as a complete record of transfer of the Voucher from Seller to Buyer. Sincerely, Adam Mostafa Chief Financial Officer

Exhibit 2.5(c) Form of Buyer PRV Transfer Letter [[***] Letterhead] May 8, 2024 X4 Pharmaceuticals, Inc. 61 North Beacon Street, 4th Floor Boston, MA 02134 Attn: [***] Re: NDA 218709 – Acknowledgment of Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 218709 (the “Voucher”) Dear Sir or Madam: Reference is made to the above-referenced NDA approval letter dated April 26, 2024 reflecting the grant of the Voucher to X4 Pharmaceuticals, Inc. (“Seller”) in connection with the U.S. Food and Drug Administration’s (“FDA’s”) approval of New Drug Application Number 218709 for XOLREMDITM (mavorixafor) capsules. Further, reference is made to that certain Asset Purchase Agreement, dated May 8, 2024 (the “Agreement”) by and between [***] (“Buyer”) and Seller. Pursuant to the Agreement, Seller has sold, transferred, assigned, conveyed and delivered the Voucher to the Buyer, effective as of May 8, 2024 (the “Effective Date”), and Buyer has accepted complete ownership of the Voucher. This transfer is free and clear of all liens and provides Buyer with all of Seller’s right, title, and interest in, to, and under the Voucher. This letter acknowledges and records that, as of the Effective Date, Buyer has legally accepted complete ownership of the Voucher from Seller. This letter will be presented to the FDA by, or on behalf of, Buyer as evidence that Buyer acknowledges and accepts the transfer of the Voucher from Seller to Buyer. Together with the letter of transfer from Seller to Buyer dated May 8, 2024, these letters serve as a complete record of transfer of the Voucher from Seller to Buyer. Sincerely, ________________________ [***]